                                                                   Exhibit 23.2

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Progenitor, Inc. (the "Company") on Form S-8 of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated March 10, 1997, on our audits of the financial statements of the Company (a Development Stage Company), as of September 30, 1996 and 1995 and for the years ended September 30, 1996, 1995 and 1994 and the period from inception (May 8, 1992) to September 30, 1996, which report is included in the Company's Registration Statement on Form S-1 (File No. 333-05369) and incorporated by reference in this registration statement on Form S-8.


COOPERS & LYBRAND L.L.P.
Columbus, Ohio
August 5, 1997


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